Joint Filing Agreement

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of Common Stock of the Issuer and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  May 10, 2007



                              BML Investment Partners, L.P.
                              a Delaware limited partnership

                                   By: BML Capital Management, LLC
                                   an Indiana limited liability company

                                              By: /s/ Braden M. Leonard
                                              Name:   Braden M. Leonard
                                              Title:  Managing Member

                               /s/ Braden M. Leonard
                               Braden M. Leonard